Exhibit (d)(3)

PIMCO VARIABLE INSURANCE TRUST

AMENDMENT TO

ASSET ALLOCATION SUB-ADVISORY AGREEMENT

AMENDMENT, made this 1st day of October, 2006, to the Asset Allocation Sub-Advisory Agreement dated as of April 29, 2003 (the “Agreement”) between Pacific Investment Management Company LLC, a Delaware limited liability company (hereinafter the “Adviser”), investment adviser for the PIMCO All Asset Portfolio (the “Portfolio”), a series of the PIMCO Variable Insurance Trust (the “Trust”) and Research Affiliates, LLC, a California limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Portfolio and the Adviser have agreed to reduce the investment advisory fee payable by the Portfolio to the Adviser effective as of the date of this Amendment to a rate of 0.175% of the average daily net assets of the Portfolio; and

WHEREAS, the Adviser and the Sub-Adviser have agreed to reduce the rate payable by the Adviser to the Sub-Adviser under the Agreement to 0.175% of the average daily net assets of the Portfolio.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Adviser and the Sub-Adviser agree to modify and amend the Agreement between them as follows:

1. The first sentence in Section 7 of the Asset Allocation Sub-Advisory Agreement is deleted and replaced in its entirety with the following sentence:

For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Portfolio, equal to the lesser of (i) a fee at the rate of 0.175% or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Brent R. Harris
Managing Director

RESEARCH AFFILIATES, LLC

By:	/s/ Robert Douglas Arnott
Robert Douglas Arnott
Chairman & Chief Investment Officer